EXHIBIT 21.1

CADIZ INC.

SUBSIDIARIES OF THE COMPANY

Cadiz Real Estate LLC

Rancho Cadiz Mutual Water Company

SWI Estate, Inc.

ATEC Water Systems, LLC

East Mojave Water Company, LLC

Mojave Water Infrastructure Company, LLC

Cadiz Fire Response Fund, Inc.